UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


               CHINA NETCOM GROUP CORPORATION (HONG KONG) LIMITED
               --------------------------------------------------
                                (Name of Issuer)


                  ORDINARY SHARES, PAR VALUE US$0.04 PER SHARE
                  --------------------------------------------
                         (Title of Class of Securities)


                                   Y1505N 10 0
                                   -----------
                                 (CUSIP Number)


                                DECEMBER 31, 2004
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [_]     Rule 13d-1(b)
             [_]     Rule 13d-1(c)
             [X]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the reminder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. Y1505N 10 0              Schedule 13G                     Page 2 of 21


--------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      CNC Fund, L.P.
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group:              (a) [_]
                                                                     (b) [_]
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Cayman Islands
--------------------------------------------------------------------------------
                                5.   Sole Voting Power:         -0-
Number of
Shares                         -------------------------------------------------
Beneficially                    6.   Shared Voting Power:       445,500,000
Owned By
Each                           -------------------------------------------------
Reporting                       7.   Sole Dispositive Power:    -0-
Person
                               -------------------------------------------------
                                8.   Shared Dispositive Power:  445,500,000

--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person:

      445,500,000
--------------------------------------------------------------------------------
10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain shares:

                                                                         [_]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9):

      6.8%
--------------------------------------------------------------------------------
12.   Type of Reporting Person:

      PN
--------------------------------------------------------------------------------

CUSIP NO. Y1505N 10 0              Schedule 13G                     Page 3 of 21


--------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      GS China Broadnet GP, L.L.C.
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group:              (a) [_]
                                                                     (b) [_]
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Cayman Islands
--------------------------------------------------------------------------------
                                5.   Sole Voting Power:         -0-
Number of
Shares                         -------------------------------------------------
Beneficially                    6.   Shared Voting Power:       445,500,000
Owned By
Each                           -------------------------------------------------
Reporting                       7.   Sole Dispositive Power:    -0-
Person
                               -------------------------------------------------
                                8.   Shared Dispositive Power:  445,500,000

--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person:

      445,500,000
--------------------------------------------------------------------------------
10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain shares:

                                                                         [_]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9):

      6.8%
--------------------------------------------------------------------------------
12.   Type of Reporting Person:

      OO
--------------------------------------------------------------------------------

CUSIP NO. Y1505N 10 0              Schedule 13G                     Page 4 of 21


--------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      GS China BroadNet GP Holdings, L.L.C.
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group:              (a) [_]
                                                                     (b) [_]
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Cayman Islands
--------------------------------------------------------------------------------
                                5.   Sole Voting Power:         -0-
Number of
Shares                         -------------------------------------------------
Beneficially                    6.   Shared Voting Power:       445,500,000
Owned By
Each                           -------------------------------------------------
Reporting                       7.   Sole Dispositive Power:    -0-
Person
                               -------------------------------------------------
                                8.   Shared Dispositive Power:  445,500,000

--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person:

      445,500,000
--------------------------------------------------------------------------------
10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain shares:

                                                                         [_]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9):

      6.8%
--------------------------------------------------------------------------------
12.   Type of Reporting Person:

      OO
--------------------------------------------------------------------------------

CUSIP NO. Y1505N 10 0              Schedule 13G                     Page 5 of 21


--------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      GS China BroadNet Investment Holdings, L.L.C.
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group:              (a) [_]
                                                                     (b) [_]
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Cayman Islands
--------------------------------------------------------------------------------
                                5.   Sole Voting Power:         -0-
Number of
Shares                         -------------------------------------------------
Beneficially                    6.   Shared Voting Power:       445,500,000
Owned By
Each                           -------------------------------------------------
Reporting                       7.   Sole Dispositive Power:    -0-
Person
                               -------------------------------------------------
                                8.   Shared Dispositive Power:  445,500,000

--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person:

      445,500,000
--------------------------------------------------------------------------------
10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain shares:

                                                                         [_]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9):

      6.8%
--------------------------------------------------------------------------------
12.   Type of Reporting Person:

      OO
--------------------------------------------------------------------------------

CUSIP NO. Y1505N 10 0              Schedule 13G                     Page 6 of 21


--------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      GS Capital Partners III, L.P.
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group:              (a) [_]
                                                                     (b) [_]
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware
--------------------------------------------------------------------------------
                                5.   Sole Voting Power:         -0-
Number of
Shares                         -------------------------------------------------
Beneficially                    6.   Shared Voting Power:       281,020,955
Owned By
Each                           -------------------------------------------------
Reporting                       7.   Sole Dispositive Power:    -0-
Person
                               -------------------------------------------------
                                8.   Shared Dispositive Power:  281,020,955

--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person:

      281,020,955
--------------------------------------------------------------------------------
10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain shares:

                                                                         [_]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9):

      4.3%
--------------------------------------------------------------------------------
12.   Type of Reporting Person:

      PN
--------------------------------------------------------------------------------

CUSIP NO. Y1505N 10 0              Schedule 13G                     Page 7 of 21


--------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      GS Advisors III, L.L.C.
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group:              (a) [_]
                                                                     (b) [_]
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware
--------------------------------------------------------------------------------
                                5.   Sole Voting Power:         -0-
Number of
Shares                         -------------------------------------------------
Beneficially                    6.   Shared Voting Power:       358,276,892
Owned By
Each                           -------------------------------------------------
Reporting                       7.   Sole Dispositive Power:    -0-
Person
                               -------------------------------------------------
                                8.   Shared Dispositive Power:  358,276,892

--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person:

      358,276,892
--------------------------------------------------------------------------------
10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain shares:

                                                                         [_]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9):

      5.4%
--------------------------------------------------------------------------------
12.   Type of Reporting Person:

      OO
--------------------------------------------------------------------------------

CUSIP NO. Y1505N 10 0              Schedule 13G                     Page 8 of 21


--------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      The Goldman Sachs Group, Inc.
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group:              (a) [_]
                                                                     (b) [_]
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware
--------------------------------------------------------------------------------
                                5.   Sole Voting Power:         -0-
Number of
Shares                         -------------------------------------------------
Beneficially                    6.   Shared Voting Power:       446,082,000
Owned By
Each                           -------------------------------------------------
Reporting                       7.   Sole Dispositive Power:    -0-
Person
                               -------------------------------------------------
                                8.   Shared Dispositive Power:  448,923,700

--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person:

      448,923,700
--------------------------------------------------------------------------------
10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain shares:

                                                                         [_]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9):

      6.8%
--------------------------------------------------------------------------------
12.   Type of Reporting Person:

      HC-CO
--------------------------------------------------------------------------------

CUSIP NO. Y1505N 10 0              Schedule 13G                     Page 9 of 21


--------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      Goldman, Sachs & Co.
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group:              (a) [_]
                                                                     (b) [_]
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      New York
--------------------------------------------------------------------------------
                                5.   Sole Voting Power:         -0-
Number of
Shares                         -------------------------------------------------
Beneficially                    6.   Shared Voting Power:       416,381,851
Owned By
Each                           -------------------------------------------------
Reporting                       7.   Sole Dispositive Power:    -0-
Person
                               -------------------------------------------------
                                8.   Shared Dispositive Power:  419,223,551

--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person:

      419,223,551
--------------------------------------------------------------------------------
10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain shares:

                                                                         [_]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9):

      6.4%
--------------------------------------------------------------------------------
12.   Type of Reporting Person:

      BD-PN-IA
--------------------------------------------------------------------------------

CUSIP NO. Y1505N 10 0              Schedule 13G                    Page 10 of 21


--------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      GS Capital Partners III Offshore, L.P.
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group:              (a) [_]
                                                                     (b) [_]
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Cayman Islands
--------------------------------------------------------------------------------
                                5.   Sole Voting Power:         -0-
Number of
Shares                         -------------------------------------------------
Beneficially                    6.   Shared Voting Power:       77,255,937
Owned By
Each                           -------------------------------------------------
Reporting                       7.   Sole Dispositive Power:    -0-
Person
                               -------------------------------------------------
                                8.   Shared Dispositive Power:  77,255,937

--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person:

      77,255,937
--------------------------------------------------------------------------------
10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain shares:

                                                                         [_]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9):

      1.2%
--------------------------------------------------------------------------------
12.   Type of Reporting Person:

      PN
--------------------------------------------------------------------------------

CUSIP NO. Y1505N 10 0              Schedule 13G                    Page 11 of 21


--------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      Goldman, Sachs & Co. oHG
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group:              (a) [_]
                                                                     (b) [_]
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Germany
--------------------------------------------------------------------------------
                                5.   Sole Voting Power:         -0-
Number of
Shares                         -------------------------------------------------
Beneficially                    6.   Shared Voting Power:       12,973,406
Owned By
Each                           -------------------------------------------------
Reporting                       7.   Sole Dispositive Power:    -0-
Person
                               -------------------------------------------------
                                8.   Shared Dispositive Power:  12,973,406

--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person:

      12,973,406
--------------------------------------------------------------------------------
10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain shares:

                                                                         [_]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9):

      0.2%
--------------------------------------------------------------------------------
12.   Type of Reporting Person:

      PN
--------------------------------------------------------------------------------

CUSIP NO. Y1505N 10 0              Schedule 13G                    Page 12 of 21


--------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      GS Capital Partners III Germany Civil Law Partnership
      (with limitation of liability)
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group:              (a) [_]
                                                                     (b) [_]
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Germany
--------------------------------------------------------------------------------
                                5.   Sole Voting Power:         -0-
Number of
Shares                         -------------------------------------------------
Beneficially                    6.   Shared Voting Power:       12,973,406
Owned By
Each                           -------------------------------------------------
Reporting                       7.   Sole Dispositive Power:    -0-
Person
                               -------------------------------------------------
                                8.   Shared Dispositive Power:  12,973,406

--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person:

      12,973,406
--------------------------------------------------------------------------------
10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain shares:

                                                                         [_]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9):

      0.2%
--------------------------------------------------------------------------------
12.   Type of Reporting Person:

      PN
--------------------------------------------------------------------------------

CUSIP NO. Y1505N 10 0              Schedule 13G                    Page 13 of 21


--------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      Stone Street Fund 2000, L. P.
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group:              (a) [_]
                                                                     (b) [_]
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware
--------------------------------------------------------------------------------
                                5.   Sole Voting Power:         -0-
Number of
Shares                         -------------------------------------------------
Beneficially                    6.   Shared Voting Power:       14,849,852
Owned By
Each                           -------------------------------------------------
Reporting                       7.   Sole Dispositive Power:    -0-
Person
                               -------------------------------------------------
                                8.   Shared Dispositive Power:  14,849,852

--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person:

      14,849,852
--------------------------------------------------------------------------------
10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain shares:

                                                                         [_]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9):

      0.2%
--------------------------------------------------------------------------------
12.   Type of Reporting Person:

      PN
--------------------------------------------------------------------------------

CUSIP NO. Y1505N 10 0              Schedule 13G                    Page 14 of 21


--------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      Stone Street Fund 2000, L.L.C.
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group:              (a) [_]
                                                                     (b) [_]
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware
--------------------------------------------------------------------------------
                                5.   Sole Voting Power:         -0-
Number of
Shares                         -------------------------------------------------
Beneficially                    6.   Shared Voting Power:       14,849,852
Owned By
Each                           -------------------------------------------------
Reporting                       7.   Sole Dispositive Power:    -0-
Person
                               -------------------------------------------------
                                8.   Shared Dispositive Power:  14,849,852

--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person:

      14,849,852
--------------------------------------------------------------------------------
10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain shares:

                                                                         [_]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9):

      0.2%
--------------------------------------------------------------------------------
12.   Type of Reporting Person:

      PN
--------------------------------------------------------------------------------

CUSIP NO. Y1505N 10 0              Schedule 13G                    Page 15 of 21


--------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      Bridge Street Special Opportunities Fund 2000, L. P.
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group:              (a) [_]
                                                                     (b) [_]
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware
--------------------------------------------------------------------------------
                                5.   Sole Voting Power:         -0-
Number of
Shares                         -------------------------------------------------
Beneficially                    6.   Shared Voting Power:       29,700,149
Owned By
Each                           -------------------------------------------------
Reporting                       7.   Sole Dispositive Power:    -0-
Person
                               -------------------------------------------------
                                8.   Shared Dispositive Power:  29,700,149

--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person:

      29,700,149
--------------------------------------------------------------------------------
10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain shares:

                                                                         [_]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9):

      0.5%
--------------------------------------------------------------------------------
12.   Type of Reporting Person:

      PN
--------------------------------------------------------------------------------

CUSIP NO. Y1505N 10 0              Schedule 13G                    Page 16 of 21


--------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      Bridge Street Special Opportunities 2000, L.L.C.
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group:              (a) [_]
                                                                     (b) [_]
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware
--------------------------------------------------------------------------------
                                5.   Sole Voting Power:         -0-
Number of
Shares                         -------------------------------------------------
Beneficially                    6.   Shared Voting Power:       29,700,149
Owned By
Each                           -------------------------------------------------
Reporting                       7.   Sole Dispositive Power:    -0-
Person
                               -------------------------------------------------
                                8.   Shared Dispositive Power:  29,700,149

--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person:

      29,700,149
--------------------------------------------------------------------------------
10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain shares:

                                                                         [_]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9):

      0.5%
--------------------------------------------------------------------------------
12.   Type of Reporting Person:

      OO
--------------------------------------------------------------------------------

CUSIP NO. Y1505N 10 0              Schedule 13G                    Page 17 of 21


--------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      CNC Cayman, Limited
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group:              (a) [_]
                                                                     (b) [_]
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Cayman Islands
--------------------------------------------------------------------------------
                                5.   Sole Voting Power:         -0-
Number of
Shares                         -------------------------------------------------
Beneficially                    6.   Shared Voting Power:       445,500,000
Owned By
Each                           -------------------------------------------------
Reporting                       7.   Sole Dispositive Power:    -0-
Person
                               -------------------------------------------------
                                8.   Shared Dispositive Power:  445,500,000

--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person:

      445,500,000
--------------------------------------------------------------------------------
10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain shares:

                                                                         [_]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9):

      6.8%
--------------------------------------------------------------------------------
12.   Type of Reporting Person:

      CO
--------------------------------------------------------------------------------

CUSIP NO. Y1505N 10 0              Schedule 13G                    Page 18 of 21


Item 1.  (a)      NAME OF ISSUER

                  China Netcom Group Corporation (Hong Kong) Limited

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  Building C, No.156 FuXingmennei Avenue, Xicheng District, Beijing 100031, PRC

Item 2.  (a)      NAMES OF PERSONS FILING

                  CNC Fund, L.P.; GS China Broadnet GP, L.L.C.; CNC Cayman, Limited; GS China BroadNet GP Holdings, L.L.C.; GS China BroadNet Investment Holdings, L.L.C.; GS Capital Partners III, L.P.; GS Advisors III, L.L.C.; The Goldman Sachs Group, Inc.; Goldman, Sachs & Co., GS Capital Partners III Offshore, L.P.; Goldman, Sachs & Co. oHG; GS Capital Partners III Germany Civil Law Partnership (with limitation of liability); Stone Street Fund 2000, L.P.; Stone Street 2000, L.L.C.; Bridge Street Special Opportunities Fund 2000, L.P.; Bridge Street Special Opportunities 2000, L.L.C.

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                  CNC Fund, L.P.:
                  P.O Box 513GT, Strathvale House
                  North Church Street
                  Georgetown, Grand Cayman
                  Cayman Islands
                  British West Indies

                  GS China Broadnet GP, L.L.C., GS China BroadNet GP Holdings, L.L.C., GS China BroadNet Investment Holdings, L.L.C., GS Capital Partners III Offshore, L.P.:
                  c/o M&C Corporate Services Ltd.
                  P.O. Box 309 Georgetown, Grand Cayman
                  Cayman Islands
                  British West Indies

                  CNC Cayman, Limited:
                  Century Yard, Cricket Square
                  Hutchins Drive, P.O. Box 2681 GT
                  Georgetown, Grand Cayman
                  Cayman Islands
                  British West Indies

                  GS Advisors III, L.L.C., The Goldman Sachs Group, Inc., Goldman, Sachs & Co., Stone Street Fund 2000, L.P.,

CUSIP NO. Y1505N 10 0              Schedule 13G                    Page 19 of 21


                  Stone Street 2000, L.L.C., Bridge Street Special Opportunities Fund 2000, L.P., Bridge Street Special Opportunities 2000,
                  L.L.C.: 85 Broad Street New York, NY 10004 U.S.A.

                  Goldman,Sachs & Co. oHG, GS Capital Partners III Germany Civil Law Partnership (with limitation of liability):
                  MesseTurm
                  60308 Frankfurt am Main
                  Germany

         (c)      CITIZENSHIP

                  CNC Fund, L.P. - Cayman Islands exempted limited partnership GS China Broadnet GP, L.L.C. - Cayman Islands
                  CNC Cayman, Limited - Cayman Islands exempted company
                  GS China BroadNet GP Holdings, L.L.C. - Cayman Islands
                  GS China BroadNet Investment Holdings, L.L.C. - Cayman Islands GS Capital Partners III, L.P. - Delaware
                  GS Advisors III, L.L.C.- Delaware
                  The Goldman Sachs Group, Inc. - Delaware
                  Goldman, Sachs & Co. - New York
                  GS Capital Partners III Offshore, L.P. - Cayman Islands Goldman, Sachs & Co. oHG - Germany
                  GS Capital Partners III Germany Civil Law Partnership (with limitation of liability) - Germany
                  Stone Street Fund 2000, L.P. - Delaware
                  Stone Street 2000, L.L.C. - Delaware
                  Bridge Street Special Opportunities Fund 2000, L.P. - Delaware Bridge Street Special Opportunities 2000, L.L.C. - Delaware

         (d)      TITLE OF CLASS OF SECURITIES

                  Ordinary Shares, par value $0.04 per share (the "Ordinary Shares" or "Shares")

         (e)      CUSIP NUMBER

                  Y1505N 10 0


Item 3.  Not applicable.  This Schedule 13G was filed pursuant to Rule 13d-1(d).

Item 4.  OWNERSHIP.*


------------
* In accordance with the Securities and Exchange Commission (the "SEC") Release No. 34-39538 (January 12, 1998), this filing reflects the securities beneficially owned by the investment banking division ("IBD") of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, "GSG"). This filing does not reflect securities, if any, beneficially owned by any other operating unit of GSG. IBD

CUSIP NO. Y1505N 10 0              Schedule 13G                    Page 20 of 21


         (a)      AMOUNT BENEFICIALLY OWNED:

                  As of February 11, 2005, CNC Fund, L.P. was the holder of 445,500,000 Ordinary Shares.

                  By virtue of each of GS China Broadnet GP, L.L.C.'s and CNC Cayman, Limited's status as general partners of CNC Fund L.P., each of GS China Broadnet GP, L.L.C. and CNC Cayman, Limited may be deemed to beneficially own, pursuant to Rule 13d-3 of the Act, 445,500,000 Ordinary Shares.

                  See the responses to Item 9 on the attached cover page(s) for amount beneficially owned by each of GS China BroadNet GP Holdings, L.L.C., GS China BroadNet Investment Holdings, L.L.C., GS Capital Partners III, L.P., GS Advisors III, L.L.C., The Goldman Sachs Group, Inc., Goldman, Sachs & Co., GS Capital Partners III Offshore, L.P., Goldman, Sachs & Co. oHG, GS Capital Partners III Germany Civil Law Partnership (with limitation of liability), Stone Street Fund 2000, L.P.; Stone Street 2000, L.L.C., Bridge Street Special Opportunities Fund 2000, L.P., and Bridge Street Special Opportunities 2000, L.L.C.

         (b)      PERCENT OF CLASS:

                  See the response(s) to Item 11 on the attached cover page(s).

         (c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i) Sole power to vote or to direct the vote: See the responses to Item 5 on the attached cover page(s).

                  (ii) Shared power to vote or to direct the vote: See the responses to Item 6 on the attached cover page(s).

                  (iii) Sole power to dispose or to direct the disposition: See the responses to Item 7 on the attached cover page(s).

                  (iv) Shared power to dispose or to direct the disposition: See the responses to Item 8 on the attached cover page(s).

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

--------------------------------------------------------------------------------
    disclaims beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which IBD or its employees have voting or investment discretion, or both and (ii) certain investment entities, of which IBD is the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than IBD.

CUSIP NO. Y1505N 10 0              Schedule 13G                    Page 21 of 21


Item 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

         See Exhibit 99.2.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

Item 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

Item 10. CERTIFICATION

         Not applicable.

                                   SIGNATURES

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated as of February 14, 2005

                                    CNC FUND, L.P.


                                    CNC CAYMAN LIMITED, in its capacity as a general partner of CNC Fund, L.P.


                                    By:   /s/ Wenlong Sun
                                          ----------------------------------
                                          Name: Wenlong Sun
                                          Title: Authorized Signatory


                                    GS CHINA BROADNET GP, L.L.C., in its
                                    capacity as a general partner of CNC Fund, L.P.


                                    By:   /s/ Joyce Hsu
                                          ----------------------------------
                                          Name: Joyce Hsu
                                          Title: Director

                                    CNC CAYMAN, LIMITED


                                    By:   /s/ Wenlong Sun
                                          ----------------------------------
                                          Name: Wenlong Sun
                                          Title: Authorized Signatory

                                    GS CHINA BROADNET GP, L.L.C.


                                    By:   /s/ Joyce Hsu
                                          ----------------------------------
                                          Name: Joyce Hsu
                                          Title: Director


                                    GS CHINA BROADNET GP HOLDINGS, L.L.C.


                                    By:   /s/ Joyce Hsu
                                          ----------------------------------
                                          Name: Joyce Hsu
                                          Title: Director


                                    GS CHINA BROADNET INVESTMENT HOLDINGS,
                                    L.L.C.


                                    By:   /s/ Joyce Hsu
                                          ----------------------------------
                                          Name: Joyce Hsu
                                          Title: Director


                                    GS CAPITAL PARTNERS III, L.P.


                                    By:   /s/ Ted Chang
                                          ----------------------------------
                                          Name: Ted Chang
                                          Title: Attorney-in-fact


                                    GS ADVISORS III, L.L.C.


                                    By:   /s/ Ted Chang
                                          ----------------------------------
                                          Name: Ted Chang
                                          Title: Attorney-in-fact

                                    THE GOLDMAN SACHS GROUP, INC.


                                    By:   /s/ Ted Chang
                                          ----------------------------------
                                          Name: Ted Chang
                                          Title: Attorney-in-fact


                                    GOLDMAN, SACHS & CO.


                                    By:   /s/ Ted Chang
                                          ----------------------------------
                                          Name: Ted Chang
                                          Title: Attorney-in-fact


                                    GS CAPITAL PARTNERS III OFFSHORE, L.P.


                                    By:   /s/ Ted Chang
                                          ----------------------------------
                                          Name: Ted Chang
                                          Title: Attorney-in-fact


                                    GOLDMAN, SACHS & CO. OHG


                                    By:   /s/ Ted Chang
                                          ----------------------------------
                                          Name: Ted Chang
                                          Title: Attorney-in-fact


                                    GS CAPITAL PARTNERS III GERMANY CIVIL LAW
                                    PARTNERSHIP
                                    (with limitation of liability)

                                    By:   /s/ Ted Chang
                                          ----------------------------------
                                          Name: Ted Chang
                                          Title: Attorney-in-fact


                                    STONE STREET FUND 2000, L.P.


                                    By:   /s/ Ted Chang
                                          ----------------------------------
                                          Name: Ted Chang
                                          Title: Attorney-in-fact

                                    STONE STREET 2000, L.L.C.


                                    By:   /s/ Ted Chang
                                          ----------------------------------
                                          Name: Ted Chang
                                          Title: Attorney-in-fact


                                    BRIDGE STREET SPECIAL OPPORTUNITIES FUND
                                    2000, L.P.


                                    By:   /s/ Ted Chang
                                          ----------------------------------
                                          Name: Ted Chang
                                          Title: Attorney-in-fact


                                    BRIDGE STREET SPECIAL OPPORTUNITIES 2000,
                                    L.L.C.


                                    By:   /s/ Ted Chang
                                          ----------------------------------
                                          Name: Ted Chang
                                          Title: Attorney-in-fact

                                INDEX TO EXHIBITS

EXHIBIT NO.       EXHIBIT
-----------       -------

99.1 Joint Filing Agreement, dated February 14, 2005, among CNC Fund, L.P., GS China Broadnet GP, L.L.C., CNC Cayman, Limited, GS China BroadNet GP Holdings, L.L.C., GS China BroadNet Investment Holdings, L.L.C., GS Capital Partners III, L.P., GS Advisors III, L.L.C., The Goldman Sachs Group, Inc., Goldman, Sachs & Co., GS Capital Partners III Offshore, L.P., Goldman, Sachs & Co. oHG, GS Capital Partners III Germany Civil Law Partnership (with limitation of liability), Stone Street Fund 2000, L.P., Stone Street 2000, L.L.C., Bridge Street Special Opportunities Fund 2000, L.P., and Bridge Street Special Opportunities 2000, L.L.C.

99.2              Item 7 Information

99.3 Power of Attorney dated December 12, 2003, relating to The Goldman Sachs Group, Inc.

99.4              Power of Attorney dated November19, 2003, relating to Goldman,
                  Sachs & Co.

99.5 Power of Attorney dated August 5, 2004, relating to GS Capital Partners III, L. P.

99.6 Power of Attorney dated August 4, 2004, relating to GS Capital Partners III Offshore, L. P.

99.7              Power of Attorney dated August 4, 2004, relating to GS
                  Advisors III, L. L. C.

99.8 Power of Attorney dated August 5, 2004, relating to GS Capital Partners III Germany Civil Law Partnership

99.9              Power of Attorney dated August 5, 2004, relating to Goldman,
                  Sachs & Co. oHG

99.10 Power of Attorney dated August 23, 2004, relating to Stone Street Fund 2000, L. P.

99.11 Power of Attorney dated August 23, 2004, relating to Stone Street 2000, L. L. C.

99.12 Power of Attorney dated August 23, 2004, relating to Bridge Street Special Opportunities Fund 2000, L. P.

99.13 Power of Attorney dated August 23, 2004, relating to Bridge Street Special Opportunities 2000, L. L. C.